Exhibit 99.1

PIEDMONT NATURAL GAS REPORTS THIRD QUARTER RESULTS

CHARLOTTE, N.C., Sept. 1 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for its third fiscal quarter ended July 31, 2006. For the quarter, the Company reported a loss of $12.4 million and ($0.16) per diluted share, compared with a loss of $4.7 million and ($0.06) per diluted share for the same quarter in 2005. These results reflect normal seasonal impacts to the Company’s third quarter operations in addition to certain one-time charges associated with Piedmont’s management restructuring program, increased expenses to enhance customer service capabilities, and rate design changes that have the effect of shifting a portion of margin collection among various customer classifications from the summer period to the winter period.

Margin in the third quarter decreased by $3.6 million compared with the prior year’s quarter primarily due to rate design changes under the November 1, 2005 North Carolina rate case that resulted in $5.2 million of lower margins from industrial customers, a margin adjustment of $0.75 million under the customer utilization tracker (CUT) settlement pending before the North Carolina Utilities Commission (NCUC) and lower margins of $0.4 million from power generation customers. The effect of these reduced margins was partially offset by the impact of positive rate design changes of $2.3 million from residential and commercial customer classes in North Carolina and South Carolina, and improved margins from the Company’s secondary marketing activities of $0.6 million.

Operations and maintenance expenses for the third quarter were $2.2 million higher than the comparable prior-year quarter primarily due to the additional accrual of $3.6 million related to the company’s management restructuring plan, $1.4 million in expenses incurred to enhance the company’s customer service capabilities through third-party call centers, and an additional $0.75 million under the pending CUT settlement related to conservation program development and communication. These increases were partially offset by lower pension and other post-retirement benefit expenses of $3.3 million and a decrease in incentive plan accruals of $1.3 million.

Other income, net of income taxes, was $1.7 million for the quarter, compared with $3.8 million for the same quarter of the prior year. Third quarter 2005 other income included a gain on the sale of land associated with the company’s previous corporate headquarters building of $1.7 million.

“Our third quarter provided many challenges, but the business process improvement actions we have taken have strengthened our financial prospects for the future”, said Thomas E. Skains, Chairman, President and CEO. “The first signal of expected improvements is the narrowing of our EPS guidance range for 2006 to a range of $1.25 to $1.35 per diluted share compared to our prior guidance of $1.20 to $1.35 per diluted share.”

For the nine months ended July 31, 2006, net income was $103.4 million and $1.36 per diluted share, compared with $106.2 million and $1.38 per diluted share for the prior nine-month period. Fiscal year-to-date results include a margin increase of $16.5 million compared with the same period of 2005. This increase in margin is primarily due to growth in the residential and commercial customer base and the impact of changes in base rates, rate design and regulatory mechanisms effective November 1, 2005 in two jurisdictions. Margin increases were partially offset by decreased customer consumption due to warmer weather and conservation practices and a $0.75 million margin adjustment under the pending CUT settlement. Nine-month results also include $8.0 million in total one-time expenses under the management restructuring plan, $3.3 million associated with customer service improvements through third-party call centers, $1.8 million in rents and leases, $0.4 million of conservation payments approved by the NCUC and $0.75 million in conservation program development and communication under the pending CUT settlement.

These increases in O & M expenses were partially offset by a $1.8 million decrease in other postretirement benefit expenses, a $0.5 million decrease to the company’s incentive plan accrual to reflect the management restructuring program and a $1.5 million decrease in the allowance for doubtful accounts.

The decrease in the allowance for doubtful accounts is due primarily to a change in regulatory treatment of gas costs associated with uncollectible accounts in North Carolina. Effective November 1, 2005, the company was allowed to include the gas costs associated with uncollectible accounts in its gas cost recovery mechanism.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 24 cents per share was declared, payable October 13, 2006, to holders of record at the close of business on September 22, 2006.

Revised Fiscal 2006 Earnings Guidance

Piedmont Natural Gas is narrowing its fiscal year 2006 earnings guidance to a range of $1.25 to $1.35 per diluted share, compared with a previous range of $1.20 to $1.35 per diluted share. Piedmont’s new guidance takes into account its year-to-date performance and includes management’s assessment of market conditions in the natural gas industry, including the tight balance between natural gas supply and demand and the resulting high wholesale natural gas prices. The Company’s earnings guidance also includes the impact of favorable base rate adjustments in two of its jurisdictions effective November 1, 2005, the full one-time management restructuring plan charges of $8 million and $0.06 per diluted share and the Company’s accelerated share repurchase plan. Changes in market conditions that the Company cannot reasonably anticipate could cause earnings for fiscal year 2006 to differ from this guidance.

Conference Call

In conjunction with the third quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, September 12, 2006 at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the website.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	July 31		% Increase
	2006	2005	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$237,874	$232,912	2%
Cost of Gas	164,892	156,296	5%
Margin	72,982	76,616	-5%
Operations and Maintenance Expenses	52,424	50,218	4%
Depreciation	22,258	21,523	3%
General Taxes	8,427	7,660	10%
Utility Income Taxes	(9,101)	(5,769)	-58%
Operating Income (Loss)	(1,026)	2,984	-134%
Other Income (Expense), net	1,698	3,793	-55%
Utility Interest Charges	13,061	11,141	17%
Income (Loss) Before Minority Interest	(12,389)	(4,364)	-184%
Less Minority Interest	—	302	-100%
Net Income (Loss)	($12,389)	($4,666)	-166%
Average Shares of Common Stock:
Basic	75,286	76,684	-2%
Diluted	75,286	76,684	-2%
Earnings Per Share of Common Stock:
Basic	($0.16)	($0.06)	-167%
Diluted	($0.16)	($0.06)	-167%
System Throughput — Dekatherms	37,969	35,008	8%
Gas Customers Billed in July	906	878	3%
System Average Degree Days — Actual	76	76	0%
System Average Degree Days — Normal	52	53	-2%
Percent Normal Degree Days	146%	143%	3%
Nine Months Ended	July 31		% Increase

	2006	2005	(Decrease)

	(Unaudited)	(Unaudited)
Operating Revenues	$1,642,419	$1,421,503	16%
Cost of Gas	1,206,055	1,001,610	20%
Margin	436,364	419,893	4%
Operations and Maintenance Expenses	165,366	152,795	8%
Depreciation	65,903	63,260	4%
General Taxes	25,198	23,433	8%
Utility Income Taxes	55,562	57,588	-4%
Operating Income	124,335	122,817	1%
Other Income (Expense), net	17,592	17,874	-2%
Utility Interest Charges	38,577	34,147	13%
Income Before Minority Interest	103,350	106,544	-3%
Less Minority Interest	—	301	-100%
Net Income	$103,350	$106,243	-3%
Average Shares of Common Stock:
Basic	76,034	76,699	-1%
Diluted	76,238	76,913	-1%
Earnings Per Share of Common Stock:
Basic	$1.36	$1.39	-2%
Diluted	$1.36	$1.38	-1%
System Throughput — Dekatherms	156,475	166,344	-6%
Gas Customers Billed in July	906	878	3%
System Average Degree Days — Actual	2,929	3,089	-5%
System Average Degree Days — Normal	3,173	3,230	-2%
Percent Normal Degree Days	92%	96%	-4%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, regulatory issues, customer growth, economic and capital market conditions, the cost and availability of natural gas, competition from other energy providers, weather conditions and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward- looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise except as required by applicable laws and regulations. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s latest Form 10-Q and its other filings with the SEC, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.